                                                                   Exhibit 10.28

                            VITROCRISA, S.A. DE C.V.
                             SHAREHOLDERS AGREEMENT


         THIS AGREEMENT is made and entered effective as of August 29, 1997, by and among LIBBEY INC., a corporation organized under the laws of the State of Delaware ("LIBBEY"), LGA3 CORP., a corporation organized under the laws of the State of Delaware and a wholly-owned subsidiary of Libbey ("LGA3"), VITRO, S.A., a sociedad anonima organized under the laws of the United Mexican States ("VITRO"), VITROCRISA HOLDING, S.A. DE C.V., a sociedad anonima with variable capital organized under the laws of the United Mexican States ("VC HOLDING"), and VITROCRISA, S.A. DE C.V., a sociedad anonima with variable capital organized under the laws of the United Mexican States ("VITROCRISA"). LGA3, VC Holding, and Vitro are sometimes singularly referred to herein as a "Shareholder" and collectively referred to herein as the "SHAREHOLDERS," and LGA3 and Vitro are sometimes singularly referred to herein as a "VOTING SHAREHOLDER" and collectively referred to herein as the "VOTING SHAREHOLDERS."

                                  Introduction
                                  ------------

         Libbey and Vitro desire to establish a joint business venture to manufacture in Mexico and to market, distribute, and sell glass tableware and related industrial glass products in North America, Central America, and South America. To achieve these goals, Libbey (and certain of its subsidiaries) and Vitro (and certain of its subsidiaries) entered into that certain Master Investment Agreement dated of even date (the "MASTER INVESTMENT AGREEMENT"). Pursuant to the Master Investment Agreement, (a) all of the issued and outstanding capital stock of Vitrocrisa owned of record by Vitro Corporativo, S.A. de C.V. was purchased by VC Holding, (b) all of the issued and outstanding capital stock of Vitrocrisa owned of record by VC Holding was converted into 999,900 Series C Shares, which are nonvoting shares, (c) Vitro purchased 51 Series A Shares, which represents fifty-one percent (51%) of the issued and outstanding voting capital stock of Vitrocrisa, and (d) LGA3 purchased 49 Series B Shares, which represents forty-nine percent of the voting capital stock of Vitrocrisa.

         Libbey, LGA3, Vitro, VC Holding, and Vitrocrisa each desire to enter into this Agreement for the purpose of setting forth the principles for the adoption of decisions in Vitrocrisa. Therefore, in consideration of the mutual promises contained herein, together with other consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                    ---------

                          Basic Structure of Vitrocrisa
                          -----------------------------

         1.1. FORM. Vitrocrisa was incorporated pursuant to public deed number 247, dated August 18, 1936, granted before Mr. Hector Gonzalez, a Notary Public for Monterrey, Nuevo Leon, recorded with the Public Registry of Commerce for the District of Monterrey, State of Nuevo Leon, under number 138, Volume 82, Book Three, Second, on September 25, 1936. A copy of the Revised Vitrocrisa Estatutos is attached hereto as EXHIBIT A.

         1.2. NAME. The name of Vitrocrisa shall continue to be Vitrocrisa, S.A. de C.V.

         1.3. PLACE OF BUSINESS. The corporate domicile and principal place of business of Vitrocrisa shall continue to be located in Monterrey, Nuevo Leon, or such other place as the Shareholders may from time to time designate.

         1.4. PURPOSE. The purposes for which Vitrocrisa has been and will continue to be organized include, but are not limited to, the following: (a) the manufacture, distribution, and sale of glass tableware and certain related industrial products, including coffee pots, meter covers, glass covers for cooking ware, blender jars, and lighting fixtures sold to original equipment manufacturers, and (b) to engage in such other activities as are lawful and approved by unanimous vote of the Voting Shareholders.

         1.5. ENDORSEMENT OF CERTIFICATES. At the Closing (as defined in the Master Investment Agreement), Vitrocrisa shall issue new stock certificates and deliver them to its Shareholders in exchange for their existing certificates, which shall be immediately canceled. All certificates representing shares of Vitrocrisa stock issued after the date of this Agreement shall comply with the terms of the Revised Vitrocrisa Estatutos and shall contain substantially the following legend:

         "The shares represented by this certificate are subject to and are transferable only in compliance with a Shareholders Agreement by and among Libbey Inc., a corporation organized under the laws of the State of Delaware, LGA3 Corp., a corporation organized under the laws of the State of Delaware, Vitro, S.A., a sociedad anonima organized under the laws of the United Mexican States, Vitrocrisa Holding, S.A. de C.V., a sociedad anonima with variable capital organized under the laws of the United Mexican States, and Vitrocrisa, S.A. de C.V., a sociedad anonima with variable capital organized under the laws of the United Mexican States, as the same may be amended from time to time, dated August 29, 1997. Title to the shares represented hereby can be transferred only in accordance with the terms of said Shareholders Agreement. Any purported transfer of title other than in the manner provided in the Shareholders Agreement is void, without force and effect, and will not be recognized by Vitrocrisa, S.A. de C.V."

Vitrocrisa shall not transfer any shares or issue or reissue any certificates except as provided in this Agreement.

                                   ARTICLE II
                                   ----------

                             Financial Arrangements
                             ----------------------

         2.1. CAPITAL STOCK OF VITROCRISA. The capital stock of Vitrocrisa will be divided into Class I and Class II shares, representing the fixed and variable portions of such capital, respectively. In addition, both Class I and Class II shares will be divided into Series A Shares, Series B Shares, and Series C Shares, initially representing 0.0051%, 0.0049%, and 99.99% of the capital stock, respectively. The Series A Shares, Series B Shares, and Series C Shares will be free subscription shares. The Series A Shares and the Series B Shares will be voting shares, and the Series C Shares will be nonvoting shares. Vitro will initially own all of the issued and outstanding Series A Shares, LGA3 will initially own all of the issued and outstanding Series B Shares, and VC Holding will initially own all of the issued and outstanding Series C Shares. The Series A Shares, Series B Shares, and Series C Shares will be deemed to constitute separate classes of shares for purposes as are specifically provided herein or in the Revised Vitrocrisa Estatutos, but otherwise shall rank PARI PASSU in all respects as if they constituted one class of shares.

         2.2. CAPITAL EXPENDITURES, REPAIRS, AND MAINTENANCE FOR VITROCRISA. Attached hereto as EXHIBIT B is a three-year capital expenditure, repairs, and maintenance plan for Vitrocrisa (the "CAPITAL EXPENDITURE, REPAIRS, AND MAINTENANCE PLAN"). Each of the Voting Shareholders shall cause their respective members on the board of directors of Vitrocrisa (the "VITROCRISA BOARD") to vote for the Capital Expenditure, Repairs, and Maintenance Plan, such vote to be conducted in accordance with the terms of this Agreement. Expenditures made by Vitrocrisa pursuant to the Capital Expenditure, Repairs, and Maintenance Plan shall be made at such times and for such amounts and purposes as the Vitrocrisa Board shall from time to time approve, subject to the limitations set forth in
SECTION 3.2(d). At any time and from time to time, the Vitrocrisa Board may waive or otherwise alter certain expenditures set forth in the Capital Expenditure, Repairs, and Maintenance Plan, subject to the limitations set forth in SECTION 3.2(d). Additional capital expenditures, repairs, and maintenance must be approved by the Vitrocrisa Board in accordance with the terms of SECTION 3.2(d).

         2.3. STRATEGIC PLAN FOR VITROCRISA. As soon as possible, the Managing Director shall prepare a three-year strategic plan for Vitrocrisa (the "INITIAL STRATEGIC PLAN"), which shall contain (a) working capital requirements, including a breakout of accounts receivable, inventory, and accounts payable,
(b) sources of revenue (by geographic area, ware type, trade areas, established areas of distribution, etc.), (c) SGA expense detail, (d) interest expense and income, (e) repairs and maintenance expense, (f) capital expenditures, (g) manufacturing objectives, including yield objectives by ware type and planned capacity, (h) distribution objectives, (i) information technology objectives,
(j) engineering objectives, (k) sales plan, (l) marketing plan, including marketing programs, (m) finance goals, (n) general administrative goals, and (o) income statement, balance sheet, and statement of cash flows. Upon preparation of the Initial Strategic Plan, the Managing Director shall promptly submit the Initial Strategic Plan to the Vitrocrisa Board for approval by Extraordinary Directors Action (as defined below). If the Initial Strategic Plan is not approved by Extraordinary Directors Action, the Managing Director will revise the Initial Strategic Plan as soon as possible and resubmit it to the Vitrocrisa Board for approval by Extraordinary Directors Action and shall continue to do so until the Initial Strategic Plan is so approved; provided, however, that failure to approve the Initial Strategic Plan by Extraordinary Directors Action within one hundred eighty (180) days of the date of this Agreement shall constitute a Final Impasse (as defined below) and each Voting Shareholder shall be entitled to immediately invoke the provisions of SECTION 6.4. Expenditures made by Vitrocrisa pursuant to the Initial Strategic Plan shall be made at such times and for such amounts and purposes as the Vitrocrisa Board shall from time to time approve, subject to the limitations set forth in SECTION 3.2(d). At any time and from time to time, the Vitrocrisa Board may waive or otherwise alter certain expenditures set forth in the Initial Strategic Plan, subject to the limitations set forth in SECTION 3.2(d).

         2.4. CASH REMITTANCE TO SHAREHOLDERS. Attached hereto as EXHIBIT D is a policy of cash remittance, dividends, and other remuneration to be paid no less than annually by Vitrocrisa to the holders of Series A Shares, Series B Shares, and Series C Shares (the "DIVIDEND POLICY"). Each of the Voting Shareholders will cause their respective Members (as defined below) of the Vitrocrisa Board to vote for the Dividend Policy and cause monies to be paid to the Shareholders in accordance with the Dividend Policy.

                                   ARTICLE III
                                   -----------

                            Management of Vitrocrisa
                            ------------------------

         3.1. THE SHAREHOLDERS MEETINGS; QUORUM. The shareholders meeting is the supreme authority of Vitrocrisa. The shareholders meetings may be ordinary (an "ORDINARY SHAREHOLDERS MEETING") or extraordinary (an "EXTRAORDINARY SHAREHOLDERS MEETING"), depending on the matters to be discussed at each meeting. They will be held at the corporate domicile of Vitrocrisa in accordance with the call for the meeting made pursuant to the Revised Vitrocrisa Estatutos. According to the General Law of Mercantile Companies of Mexico, resolutions may be adopted outside of a shareholders meeting by unanimous vote of the Voting Shareholders, provided that the Voting Shareholders subsequently confirm the adoption of such resolutions in writing to the Chairman or the Secretary of the Vitrocrisa Board. An Ordinary Shareholders Meeting will be held at least once a year within the four (4) months following the closing of each fiscal period. Ordinary Shareholders Meetings may be those called to discuss any of the matters that are not expressly reserved by law or this Agreement to the Extraordinary Shareholders Meeting. The matters reserved for Extraordinary Shareholders Meetings are:

         (a) any matter that is required to be resolved by the Extraordinary Shareholders Meeting according to Article 182 of the General Law of Mercantile Companies;

         (b) the declaration or payment of dividends pursuant to the Dividend Policy; and

         (c) any matter specified in SECTION 3.2(d) that is referred to the Shareholders by the Vitrocrisa Board.

         An Ordinary Shareholders Meeting shall take place by virtue of a first call of any Shareholder if the holders of fifty-five percent (55%) of the voting capital stock are present or duly represented thereat. If such a quorum does not exist for the holding of the meeting by virtue of the first call, the call shall be repeated, and the meeting shall be considered validly held whatever number of Voting Shareholders are present or represented. Resolutions in Ordinary Shareholders Meetings shall be adopted by the affirmative vote of the majority of the shares entitled to vote that are present or represented thereat.

         An Extraordinary Shareholders Meeting shall be held by virtue of the first call if the Shareholders holding at least seventy-five percent (75%) of the voting capital stock are present or represented thereat. If such a quorum does not exist for such meeting, the call shall be repeated, and the meeting shall be considered validly held only with the attendance of Shareholders or their proxies representing at least fifty-five percent (55%) of the voting capital stock of Vitrocrisa.

Resolutions in Extraordinary Shareholders Meetings held either in first or subsequent calls shall be adopted by the affirmative vote of Shareholders or their representatives holding at least fifty-five percent (55%) of the voting capital stock of Vitrocrisa.

         If holders of seventy-five percent (75%) of the voting capital stock are not present or represented at the first call of any Extraordinary Shareholders Meeting and if holders of fifty-five percent (55%) of the voting capital stock are not present or represented at any repeated call of such meeting, either Voting Shareholder shall have the right, but shall not be obligated, to declare the occurrence of a Deadlock Event under SECTION 6.1.

         In addition to any other requirement imposed by Mexican law, calls for an Ordinary Shareholders Meeting of Vitrocrisa and calls for an Extraordinary Shareholders Meeting of Vitrocrisa must be in writing and must be delivered to each Voting Shareholder at least fifteen (15) days prior to such meeting, unless such notice is waived by the Voting Shareholders in writing.

         3.2.     Board of Directors.
                  ------------------

         (a) COMPOSITION AND APPOINTMENT. The Vitrocrisa Board shall consist of seven (7) members (hereinafter referred to singularly as a "MEMBER" and collectively as "MEMBERS"). The Members shall not be required to be Mexican nationals. As the owner of Series A Shares of Vitrocrisa, Vitro shall be entitled, in its sole and absolute discretion, to designate four (4) Members (and their alternates) to the Vitrocrisa Board (hereinafter referred to singularly as a "VITRO MEMBER" and collectively as "VITRO MEMBERS"), provided that each such designee is also a member or alternate, as the case may be, of the Board of Directors of VC Holding. As the owner of Series B Shares of Vitrocrisa, LGA3 shall be entitled, in its sole and absolute discretion, to designate three (3) Members (and their alternates) to the Vitrocrisa Board (hereinafter referred to singularly as a "LIBBEY MEMBER" and collectively as "LIBBEY MEMBERS"), provided that each such designee is also a member or alternate, as the case may be, of the Board of Directors of VC Holding. The owner of Series C Shares shall not be entitled to designate any Member or alternate to the Vitrocrisa Board. The names of the Members of the Vitrocrisa Board as at the date of this Agreement and their alternates are set out in EXHIBIT E attached hereto.

         (b) REMOVAL. Each Voting Shareholder, in its sole and absolute discretion, may remove and, in conjunction therewith, shall replace any or all of the Members and alternates it has designated. Notwithstanding the foregoing, each Voting Shareholder hereby agrees to consult with the other Voting Shareholder in connection with the designation, removal, and replacement of any Member and alternate of the Vitrocrisa Board and to consider reasonable objections of any Voting Shareholder to the designation, removal, and replacement of any Member and alternate of the Vitrocrisa Board; provided, however, such consultation shall not affect the sole and absolute discretion of each Voting Shareholder to designate, remove, or replace the Members and alternates it has designated. Any alternate may substitute for any Member designated by such Voting Shareholder at any meeting of the Vitrocrisa Board. No Member or alternate of the Vitrocrisa Board shall be removed or replaced other than by the Voting Shareholder that designated such Member or alternate.

         (c) POWER AND AUTHORITY OF THE VITROCRISA BOARD. Except for those matters set forth in SECTION 3.1 requiring approval of the Voting Shareholders at an Extraordinary Shareholders Meeting, the Shareholders shall, and do hereby, delegate all power and authority for the operations of Vitrocrisa to the Vitrocrisa Board, which, by way of illustration and not limitation, shall include the power and authority to:

                  (i)      direct, manage, control, and operate Vitrocrisa;

                  (ii)     set strategic direction for Vitrocrisa;

                  (iii) direct all of Vitrocrisa's business and management policies and specific business and operational decisions in the ordinary course of business;

                  (iv)     acquire and dispose of assets of Vitrocrisa;

                  (v) control litigation and administrative proceedings of Vitrocrisa;

                  (vi)     enter into contracts on behalf of Vitrocrisa; and

                  (vii) assume all other responsibilities not specifically reserved to the Shareholders by this Agreement or by law, including powers under Article 2554 of the Civil Code for the Federal District and Articles 9 and 85 of the General Law of Negotiable Instruments and Credit Operations.

         (d) EXTRAORDINARY DIRECTORS ACTIONS. Notwithstanding anything contained herein to the contrary, the following matters, except for those matters already included in the Initial Strategic Plan, shall not be deemed approved by the Vitrocrisa Board unless (i) approved by a majority of the Members of the Vitrocrisa Board, and (ii) such approving majority shall have consisted of at least one Libbey Member and at least one Vitro Member (hereinafter singularly referred to as an "EXTRAORDINARY DIRECTORS ACTION" and collectively referred to as "EXTRAORDINARY DIRECTORS ACTIONS"). Such Extraordinary Directors Actions are as follows:

                  (i) Approval of any cash remittance, dividend, or other remuneration from Vitrocrisa to any Shareholder in accordance with SECTION 2.4;

                  (ii) Approval of any loan or series of loans for Vitrocrisa that are made following the date of this Agreement in an amount in excess of US$1,500,000;

                  (iii) Approval of the acquisition, sale, or transfer in any single transaction or series of related transactions of assets by Vitrocrisa in excess of US$1,500,000;

                  (iv) Approval of transactions that would dilute any Shareholder's interest in Vitrocrisa;

                  (v) The granting by Vitrocrisa of guarantees in favor of third parties such that the aggregate amount of money guaranteed by Vitrocrisa at any time exceeds US$1,500,000;

                  (vi) The granting by Vitrocrisa of loans in an aggregate amount in excess of US$100,000 to third parties, including, without limitation, employee loans;

                  (vii) The entering by Vitrocrisa of agency, distribution, or commission agreements other than in the ordinary course of business;

                  (viii) The approval by the Vitrocrisa Board of annual operating budgets and three-year strategic plans pursuant to ARTICLE VII;

                  (ix) The approval of any expenditures in excess of 120% of the allotment for such expenditures as set forth in the annual operating budget for Vitrocrisa as determined in accordance with ARTICLE VII;

                  (x) The adoption of employee benefit plans and policies for Vitrocrisa after the date of this Agreement, except for benefit plans and policies substantially similar to benefit plans and policies adopted by other members of the Vitro 100% Group (as defined in ARTICLE IV) applicable to all "workers" (known as trabajadores in Vitrocrisa) or all "salaried employees" (known as empleados in Vitrocrisa) or all "executives" (known as ejecutivos in Vitrocrisa; approximately thirty (30) in number) of Vitrocrisa, provided further that such benefit plans and policies under this exception are subject to the majority approval of the Vitrocrisa Board;

                  (xi) Entering into any contract, agreement, or understanding with a fair market value in excess of US$1,500,000;

                  (xii) Formation of a partnership or joint venture between Vitrocrisa and another business entity;

                  (xiii) Submittal to the Ordinary Shareholders Meeting of the financial statements and report for approval;

                  (xiv) Any change to the personnel policy attached hereto as EXHIBIT F;

                  (xv) Any increase or decrease in the compensation or rates payable to Vitro or Libbey under the terms of the Management and Administrative Services Agreements set forth in SECTION 3.5;

                  (xvi) Any increase or decrease in the fees or rates payable to any of the Shareholders in connection with the guarantee of Vitrocrisa loans as set forth in SECTION 3.6; and

                  (xvii) The establishment of compensation or policies therefor for management, including, but not limited to, executive officers and key employees, except as provided by SECTION 3.2(d)(x) above.

         Notwithstanding any provision of the foregoing to the contrary, to the extent a contract or other agreement has previously been approved by Extraordinary Directors Action, the subsequent expenditure pursuant to such contract or other agreement need not be approved by Extraordinary Directors Action. The amount in United States dollars to be attributed to any matter in this SECTION 3.2(d) shall be determined, if necessary, by reference to the exchange rate for the purchase of dollars, as announced by Banca Serfin, S.A., on the date of the Vitrocrisa Board's vote on such matter.

         (e) MEETINGS. The Vitrocrisa Board shall meet at least twice annually, the first meeting being within thirty (30) days after year-end audited financial statements have been delivered to all Members of the Vitrocrisa Board, but in no event more than four (4) months after the end of each fiscal year, or more frequently at the request of any Shareholder or any Member. Notice of each meeting of the Vitrocrisa Board shall be delivered to all Members at least fifteen (15) days in advance of the date of such meeting. At least four (4) Members of the Vitrocrisa Board or their alternates must be present to transact business. Each meeting of the Vitrocrisa Board shall take place at 10:00 a.m. on the fifteenth (15th) day after notice has been delivered to all Members, or at a time and place mutually agreed upon by the Members. If Members sufficient to transact business are not present at the meeting, the date of the meeting shall be postponed for one (1) day, and if Members sufficient to transact business are not present at that meeting, the date of the meeting shall be postponed for an additional day. If Members sufficient to transact business are not present at that meeting, either Voting Shareholder shall have the right, but shall not be obligated, to declare the occurrence of a Deadlock Event under SECTION 6.1 hereof.

         (f) WAIVER OF NOTICE; VOTING. The Members can waive the requirement of the written call, and same will not be required, when all of the Members or their alternates are present at the meeting. Except as otherwise provided herein, all decisions of the Vitrocrisa Board shall require the approval of a majority of its Members. All decisions of the Members on any matters requiring their approval, consent, or action may be made by the Members in each of their sole and absolute discretion.

         (g) ACTION WITHOUT MEETING. Whenever the Vitrocrisa Board is required or permitted to take any action pursuant to a meeting of the Vitrocrisa Board, such action may be taken without a meeting upon a written consent setting forth the action so taken that is signed by each of the Members.

         3.3. INDEMNIFICATION OF THE VITROCRISA BOARD. Each Member shall be indemnified by Vitrocrisa against all liability for any claim, demand, loss, damage, liability, or expense (including, without limitation, amounts paid in settlement, reasonable costs of investigation, and reasonable legal expenses) resulting from any threatened, pending, or completed action, suit, or proceeding naming any of them as defendant by reason of acts or omissions made or omitted in good faith within the scope of their authority as set forth in this Agreement to the maximum extent permitted by law.

         3.4. TRANSACTIONS WITH SHAREHOLDERS OR THEIR AFFILIATES. Vitrocrisa may enter into contracts and agreements with a Shareholder or its affiliates in the ordinary course of business, provided, however, that any contract or agreement not in the ordinary course of business must be approved by Extraordinary Directors Action.

         3.5. MANAGEMENT AND ADMINISTRATIVE SERVICE AGREEMENTS WITH VITRO AND LIBBEY. The Vitrocrisa Board shall cause Vitrocrisa to enter into a Management and Administrative Service Agreement with each of Vitro and Libbey, substantially in the form of EXHIBIT G-1 and EXHIBIT G 2. The aggregate annual fees to be paid to Vitro in connection with the Management and Administrative Service Agreement will initially be equal to 1-1/2% of the gross sales of Vitrocrisa, and the aggregate annual fees to be paid to Libbey in connection with the Management and Administrative Service Agreement will initially be US$1,000,000.

         3.6. CORPORATE GUARANTEES. The Shareholders hereby agree that any Shareholder may charge and collect from Vitrocrisa monthly a fee for all Vitrocrisa loans guaranteed by such Shareholder in an amount equal to 1-1/2% per annum of the average daily balances of such loans.

         3.7. CORPORATE OPPORTUNITY. No person or entity of the Libbey 100% Group (as defined in ARTICLE IV) and no person or entity of the Vitro 100% Group (as defined in ARTICLE IV) has any duty to communicate or offer any Corporate Opportunity (as defined below) to Vitrocrisa, and neither the Libbey 100% Group nor the Vitro 100% Group shall be liable to Vitrocrisa or any Shareholder for breach of any fiduciary duty or duty of loyalty to Vitrocrisa by reason of the fact that it pursues or acquires a Corporate Opportunity for itself or directs a Corporate Opportunity to another person or entity. For purposes of this section, "CORPORATE OPPORTUNITY" means a business or other opportunity that Vitrocrisa is or could reasonably be expected to become financially able to undertake, which relates to Vitrocrisa's line of business and in which Vitrocrisa has or would have an interest or a reasonable expectancy of interest. To the extent this
SECTION 3.7 contradicts any term or provision in the Distribution Agreement, dated of even date, by and among Vitro, Vitrocrisa, Libbey, and Libbey Glass Inc., the Distribution Agreement, dated of even date, by and among Vitro, Crisa Corporation, Vitrocrisa, Libbey, and Libbey Glass Inc. (together, the "DISTRIBUTION AGREEMENTS"), or the Covenant Not to Compete, dated of even date, by and between Libbey and Vitro (the "COVENANT NOT TO COMPETE"), the terms and provisions of the Distribution Agreements or the Covenant Not to Compete shall control.

                                   ARTICLE IV
                                   ----------

         Transfers, Withdrawals and Admission of Additional Shareholders
         ---------------------------------------------------------------

         4.1.     Transfers and Encumbrance of Interests.
                  ---------------------------------------

         (a) TRANSFERS. No Shareholder shall transfer all or any portion of its interest in Vitrocrisa or its rights under this Agreement, or agree to do so, without the written consent of each of Libbey and Vitro. Notwithstanding the foregoing, no Shareholder may transfer all or any portion of its interest in Vitrocrisa or its rights under this Agreement, or agree to do so, for a period of four

(4) years from the date of this Agreement. After such four-year period, any Shareholder may transfer all, but not less than all, of its interest in Vitrocrisa pursuant to the terms of SECTION 4.2. A Shareholder may transfer or otherwise sell its shares pursuant to this ARTICLE IV for any reason.

         (b) ENCUMBRANCE. Except as otherwise provided in this Agreement, no Shareholder may encumber, mortgage, pledge, hypothecate, or place a lien or make any disposition similar thereto (collectively an "ENCUMBRANCE") upon all or any portion of its interest in Vitrocrisa or its rights under this Agreement, or agree to do so, without the prior written consent of the other Shareholder, which consent shall not be unreasonably withheld but may be subject to such reasonable conditions as Libbey and Vitro may require.

         (c) VIOLATION. Any purported transfer or Encumbrance in violation of the terms of this Agreement shall be null and void and shall not be recognized by Vitrocrisa.

         4.2.     Shareholders First Option to Purchase Joint Venture Interest.
                  -------------------------------------------------------------

         (a) DEFINITIONS. In this SECTION 4.2, the following words shall bear the following meanings:

             "JOINT VENTURE INTEREST"    in the case of LGA3, (a) shares of
                                         Vitrocrisa capital stock held, directly
                                         or indirectly, by LGA3, (b) shares of
                                         VC Holding capital stock held, directly
                                         or indirectly, by LGA3, (c) shares of
                                         Crisa Libbey, S.A. de C.V., a sociedad
                                         anonima with variable capital organized
                                         under the laws of the United Mexican
                                         States ("NEWCO FINANCE"), capital stock
                                         held, directly or indirectly, by LGA3,
                                         and (d) membership interests in Crisa
                                         Industrial, L.L.C., a Delaware limited
                                         liability company (the "LLC"), owned,
                                         directly or indirectly, by LGA4 Corp.,
                                         a Delaware corporation and wholly-owned
                                         subsidiary of Libbey; and in the case
                                         of Vitro, (a) shares of Vitrocrisa
                                         capital stock held, directly or
                                         indirectly, by Vitro, (b) shares of VC
                                         Holding capital stock held, directly or
                                         indirectly, by Vitro, (c) shares of
                                         Newco Finance capital stock held,
                                         directly or indirectly, by Vitro, and
                                         (d) membership interests in the LLC
                                         owned, directly or indirectly, by
                                         Vitro;

             "PRESCRIBED PRICE"          the price for the Joint Venture
                                         Interest specified in the Transfer
                                         Notice;

             "PROPOSING TRANSFEROR"      a Voting Shareholder proposing to
                                         transfer or dispose of all of its Joint
                                         Venture Interest;

             "PURCHASER"                 a Voting Shareholder willing to
                                         purchase all of the Joint Venture
                                         Interest comprised in, or offered for
                                         purchase pursuant to the serving of, a
                                         Transfer Notice;

             "TRANSFER NOTICE"           a written notice served by a Voting
                                         Shareholder;

             "100% GROUP"                in the case of the Vitro, Vitro or any
                                         other person or entity that directly or
                                         indirectly controls, is controlled by,
                                         or is under common control with Vitro,
                                         but excluding VC Holding (the "VITRO
                                         100% GROUP"), and in the case of LGA3,
                                         LGA3 or any other person or entity that
                                         directly or indirectly controls, is
                                         controlled by, or is under common
                                         control with LGA3 (the "LIBBEY 100%
                                         GROUP").

         (b) LIMITATION ON TRANSFERS. The right to transfer or dispose of shares of Vitrocrisa or any interest therein shall (save in respect of transfers made pursuant to SECTION 4.2(i) hereof) be subject to the restrictions set forth in this SECTION 4.2. A Voting Shareholder may not transfer or dispose of its shares in Vitrocrisa unless it transfers or disposes of all of its Joint Venture Interest. Except as provided otherwise herein, no Voting Shareholder may transfer or dispose of its Joint Venture Interest (save in respect of transfers made pursuant to SECTION 4.2(i)) without the prior written consent of the other Voting Shareholder.

         (c) FIRST OPTION. Before transferring or disposing of its Joint Venture Interest (or any interest therein), the Proposing Transferor shall serve a Transfer Notice on the other Voting Shareholder stipulating the Prescribed Price. Upon receipt of a Transfer Notice, the other Voting Shareholder shall have the right and first option for a period of thirty (30) days to purchase the Joint Venture Interest at the Prescribed Price.

         (d) TRANSFER ON EXERCISE OF OPTION. If the Proposing Transferor is given notice under SECTION 4.2(c) that the other Voting Shareholder has exercised its option to purchase all, but not less than all, of the Joint Venture Interest, the Proposing Transferor shall be bound, on payment of the Prescribed Price, to transfer the Joint Venture Interest to the Purchaser or its designees. The sale and purchase shall be completed at the office of Vitrocrisa, or at such other place as the Proposing Transferor and the other Voting Shareholder shall agree, during normal business hours on the first business day after the expiration of ninety (90) days after the expiration of the option period set forth in SECTION 4.2(c).

         (e) TRANSFER ON EXPIRATION OR TERMINATION OF OPTION. If the option granted by SECTION 4.2(c) is not exercised as to all of the Joint Venture Interest, then such option shall become void AB INITIO and the Proposing Transferor may sell all of the Joint Venture Interest to any third party free of the restrictions set forth in this ARTICLE IV, subject to the following restrictions: (i) the Joint Venture Interest may not be sold after the expiration of one hundred eighty (180) days after the expiration of the option period set forth in SECTION 4.2(c), (ii) the Joint Venture Interest must be sold in a bona fide sale at a price not being less that the Prescribed Price, and
(iii) the third party
transferee of the Joint Venture Interest must execute and deliver an undertaking under which such third party shall become a party hereto, to the Vitrocrisa Holding, S.A. de C.V. Shareholders Agreement dated of even date (the "VC HOLDING SHAREHOLDERS AGREEMENT"), to the Crisa Libbey, S.A. de C.V. Shareholders Agreement dated of even date (the "NEWCO FINANCE SHAREHOLDERS AGREEMENT"), and to the Limited Liability Company Agreement of Crisa Industrial, L.L.C. dated of even date (the "LLC AGREEMENT," and collectively with this Agreement, the VC Holding Shareholders Agreement, and the Newco Finance Shareholders Agreement, the "JOINT VENTURE SHAREHOLDERS AGREEMENTS") in place of the Proposing Transferor.

         (f) EXERCISE. An option granted by SECTION 4.2(c) may be exercised only by the holder thereof and only by the delivery of a written notice of exercise to the Proposing Transferor prior to the expiration of the relevant option period.

         (g) WAIVER. The restrictions imposed by this ARTICLE IV may be waived in relation to any proposed transfer of a Voting Shareholder's Joint Venture Interest with the consent of all Shareholders who would otherwise have been entitled to have such Joint Venture Interest offered to them in accordance herewith.

         (h) FAILURE TO TIMELY EXERCISE. Failure of a Voting Shareholder to exercise an option granted by SECTION 4.2(C) prior to the expiration of the option period shall be deemed to be a waiver of that option as of the date the option period expired. The waiver of an option granted by SECTION 4.2(c) will not constitute a waiver of any subsequent option granted by SECTION 4.2(c).

         (i) INTRA-GROUP TRANSFERS. Notwithstanding the foregoing, all, but not less than all, of a Voting Shareholder's Joint Venture Interest may be collectively transferred to any member of the Vitro 100% Group (in the case of Vitro) and to any member of the Libbey 100% Group (in the case of LGA3), but only (i) if the transferee is already a party to each of the Joint Venture Shareholders Agreements or shall have first agreed to adhere to and be bound by the provisions of each of the Joint Venture Shareholders Agreements by executing and delivering in favor of the other parties to each of the Joint Venture Shareholders Agreements an undertaking to the intent and with the effect that from the date of such undertaking, or, if later, the date of the transfer, the transferee shall become a party to each of the Joint Venture Shareholders Agreements, in place of the transferor, to the extent that the transferor ceases to hold shares in Vitrocrisa, VC Holding, Newco Finance, and the LLC as a result of such transfer; and (ii) on terms that the transferee shall re-transfer the relative Joint Venture Interest to a member of the Vitro 100% Group (in the case of Vitro) or to a member of the Libbey 100% Group (in the case of LGA3) on the same terms as set forth in this SECTION 4.2(i), prior to such transferee ceasing to be a member of the Vitro 100% Group or the Libbey 100% Group (as the case may be).

         (j) OPTION TO PARTICIPATE IN SALE. In lieu of exercising the option granted in SECTION 4.2(c), a Voting Shareholder may elect to participate in any sale by the Proposing Transferor contemplated by SECTION 4.2 at the Prescribed Price. Upon such election, the Voting Shareholder will be entitled to sell all, but not less than all, of its Joint Venture Interest. The election to participate in a sale must be in writing and must be delivered to the selling Shareholder within thirty (30) days of receipt of the Transfer Notice. Failure to timely deliver a written election to participate in a sale within thirty (30) days of the Transfer Notice will constitute a waiver of such Voting Shareholder's right to participate in the sale.

                                    ARTICLE V
                                    ---------

                                   Termination
                                   -----------

         5.1. CAUSES OF TERMINATION. Except as otherwise provided in this Agreement, this Agreement shall terminate:

         (a)      upon the unanimous written consent of the parties hereto;

         (b) if Vitrocrisa is declared bankrupt, has a receiver appointed over all or substantially all of its assets, or is dissolved;

         (c)      by decree of a court of competent jurisdiction; or

         (d) upon the merger of Vitrocrisa into VC Holding; provided, however, that the parties agree that, upon the consummation of such merger, the parties shall enter into a new agreement having terms substantially similar to, and with the same intent of, the terms of this Agreement.

         5.2. EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an event of default ("EVENT OF DEFAULT") hereunder on the part of the Shareholder with respect to whom such event occurs (the "DEFAULTING PARTY") without any requirement of notice or passage of time except as specifically set forth in any such subparagraph:

         (a) the violation by a Shareholder of any of the restrictions set forth in ARTICLE IV;

         (b) failure of a Voting Shareholder's Member of the Vitrocrisa Board to (i) vote for and use reasonable efforts to implement the Capital Expenditure, Repairs, and Maintenance Plan as set forth in SECTION 2.2 or (ii) use reasonable efforts to implement the Initial Strategic Plan as set forth in SECTION 2.3;

         (c) failure of a Voting Shareholder's Member of the Vitrocrisa Board to vote for and use reasonable efforts to implement the Dividend Policy as set forth in SECTION 2.4;

         (d) the institution by a Shareholder or Libbey of a case or other proceeding in bankruptcy;

         (e) the institution against a Shareholder or Libbey of a case or other proceeding in bankruptcy, which proceeding is not dismissed, stayed, or discharged within a period of sixty (60) days after the filing thereof;

         (f) a proposed plan of arrangement or other action by a Shareholder's or Libbey's creditors taken as a result of a general meeting of the creditors of a Shareholder or

                  Libbey, respectively, which arrangement or other action is not dismissed, stayed, or discharged within a period of sixty (60) days after such general meeting;

         (g) the appointment of a receiver, custodian, trustee, or like officer, to take possession of the assets of a Shareholder or Libbey if the pendency of said receivership would reasonably tend to have a materially adverse effect upon the performance by the Shareholder or Libbey, respectively, of its obligations under this Agreement, which receivership remains undischarged for a period of sixty (60) days from the date of its imposition;

         (h) attachment, execution, or other judicial seizure of all or any substantial part of a Shareholder's or Libbey's assets or of a Shareholder's or Libbey's shares of Vitrocrisa, or any part thereof, such attachment, execution, or seizure remaining undismissed or undischarged for a period of sixty (60) days after the levy thereof, if the occurrence of such attachment, execution, or other judicial seizure would reasonably tend to have a materially adverse effect upon the performance by the Shareholder or Libbey, respectively, of its obligations under this Agreement; provided, however, that said attachment, execution, or seizure shall not constitute an Event of Default hereunder if the Shareholder or Libbey, respectively, posts a bond sufficient to fully satisfy the amount of such claim or judgment within sixty (60) days after the levy thereof and the respective Shareholder's or Libbey's assets are thereby released from the lien of such attachment;

         (i) material default in performance of or a failure to comply with any obligations or undertakings of a Shareholder or Libbey under the Covenant Not to Compete dated of even date by and between Vitro and Libbey, and such default continues for a period of thirty (30) days following notice of such default by another Shareholder;

         (j) the occurrence of an Event of Default (as defined therein) under ARTICLE V of the VC Holding Shareholders Agreement; and

         (k) the occurrence of a Libbey Change of Control or a Vitro Change of Control (both as defined in SECTION 5.6 below);

         (l) during fiscal years 1998, 1999, and 2000, the wrongful failure of a member of the Libbey 100% Group to maintain the rights of Vitrocrisa to distribute Libbey Glass' glass tableware under the Distribution Agreement (as defined in the Master Investment Agreement) in which Vitrocrisa is the distributor; provided, however, that an adjustment of the price to be paid for the glass tableware to be purchased by the distributor in accordance with the Distribution Agreement shall not constitute an Event of Default;

         (m) during fiscal years 1998, 1999, and 2000, the wrongful failure of a member of the Vitro 100% Group to maintain the rights of Libbey Glass to distribute Vitrocrisa's glass tableware under the Distribution Agreement (as defined in the Master Investment Agreement); provided, however, that an adjustment of the price to be paid for the glass tableware to be purchased by the distributor in accordance with the Distribution Agreement shall not constitute an Event of Default;

         (n) the inability, occurring on or before the third anniversary of this Agreement, of Vitrocrisa's auditors to provide a clean opinion on its financial statements pursuant to generally accepted accounting principles of the United Mexican States for any reason (other than due to the difference in standards imposed by Mexican legislation) that could have a material adverse effect on the proper recording of the financial statements of Vitrocrisa;

         (o) the violation, occurring on or before the third anniversary of this Agreement, of the principles under the section titled "Debt" set forth on EXHIBIT C;

         (p) the violation, occurring on or before the third anniversary of this Agreement, of the principles in the personnel policy attached hereto as EXHIBIT F; and

         (q) the failure, occurring on or before the third anniversary of this Agreement, of Vitrocrisa to use reasonable efforts to maintain the glass tableware production capacity as outlined in the section titled "Glass Tableware Production Capacity" set forth on EXHIBIT C.

         5.3. REMEDY ON DEFAULT. If an Event of Default is declared by a Voting Shareholder pursuant to (a) SECTION 5.2(b), (b) SECTION 5.2(c) with respect to dividends to be paid for the performance of Vitrocrisa during fiscal years 1998, 1999, or 2000, (c) SECTION 5.2(k) with respect to a Libbey Change of Control or a Vitro Change of Control occurring on or before the third anniversary of this Agreement, (d) SECTION 5.2(l), (e) SECTION 5.2(m), (f) SECTION 5.2(n), (g)
SECTION 5.2(o), (h) SECTION 5.2(P), or (i) SECTION 5.2(q), then such Voting Shareholder may, in addition to any other remedy at law or in equity, invoke the provisions of SECTION 5.5. If an Event of Default is declared at any time (a) by a Voting Shareholder pursuant to SECTIONS 5.2(a), (d), (e), (f), (g), (h), (i), or (j), or (b) by any party to this Agreement pursuant to SECTION 5.2(c) with respect to dividends to be paid for the performance of Vitrocrisa after fiscal year 2000, or (c) by a Voting Shareholder pursuant to SECTION 5.2(k) with respect to a Libbey Change of Control or a Vitro Change of Control occurring after the third anniversary of this Agreement, then such Voting Shareholder may, in addition to any other remedy at law or in equity, invoke the provisions of
SECTION 5.4.

         5.4. BUY/SELL PROVISION. Within forty-five (45) days of an Event of Default, the non-defaulting party (the "OFFERING SHAREHOLDER") may deliver a written offer (the "OFFER") to purchase all, but not less than all, of the other Voting Shareholder's Joint Venture Interest at a cash purchase price (the "OFFER PRICE"), fully payable on or before sixty (60) days after notice of the Offer. Within thirty (30) days after receipt of the Offer, the other Voting Shareholder may notify the Offering Shareholder in writing that it will either (i) sell to the Offering Shareholder all, but not less than all, of its Joint Venture Interest at the Offer Price, on or before the sixtieth day after receipt of the Offer or (ii) buy from the Offering Shareholder all, but not less than all, of the Offering Shareholder's Joint Venture Interest at (A) if Vitro is the Offering Shareholder, 51/49 of the Offer Price or (B) if LGA3 is the Offering Shareholder, 49/51 of the Offer Price (the "ADJUSTED OFFER Price"), on or before the sixtieth day after receipt of the Offer. If the other Voting Shareholder fails to notify the Offering Shareholder within the thirty (30) day period that it will (i) sell all of its Joint Venture Interest to the Offering Shareholder at the Offer Price or (ii) buy all of the Joint Venture Interest from the Offering Shareholder at the Adjusted Offer Price, then the Offering Shareholder must purchase in cash all, but not less than all, of the other Voting Shareholder's Joint Venture Interest at the Offer Price and the other Voting Shareholder must sell all, but not less than all, of its Joint Venture Interest at the Offer Price, on or before the sixtieth day after notice of the Offer. Upon the purchase or sale of shares pursuant to this SECTION 5.4, this Agreement and the VC Holding Shareholders Agreement shall automatically terminate without further action by either Voting Shareholder. Failure by the non-defaulting party to deliver an Offer within forty-five (45) days of notice of an Event of Default shall constitute a waiver of such party's rights under this SECTION 5.4 with respect to the particular Event of Default.

         5.5.     Dispute Resolution; Put/Call Option.
                  ------------------------------------

         (a) DISPUTE RESOLUTION. If an Event of Default is declared by a Voting Shareholder pursuant to (i) SECTION 5.2(B), (ii) SECTION 5.2(c) with respect to dividends to be paid for the performance of Vitrocrisa during fiscal years 1998, 1999, or 2000, (iii) SECTION 5.2(k) with respect to a Libbey Change of Control or a Vitro Change of Control occurring on or before the third anniversary of this Agreement, (iv) SECTION 5.2(l), (v) SECTION 5.2(m), (vi) SECTION 5.2(n),
(vii) SECTION 5.2(o), (viii) SECTION 5.2(p), or (ix) SECTION 5.2(q), such Voting Shareholder shall promptly (but in no event later than thirty (30) days after such Voting Shareholder's knowledge of such Event of Default) send notice of such Event of Default to the other Voting Shareholder (the "DEFAULT NOTICE"). Upon receipt of the Default Notice, the alleged defaulting party will have thirty (30) days to cure such default. If the default is not cured within such thirty (30) day period or if the party receiving the Default Notice contests that a default has occurred, the chief executive officers of Libbey and Vitro (collectively, the "CEOS") shall meet within ninety (90) days of the expiration of the cure period in a good faith effort to resolve the Event of Default. If the Event of Default is not resolved within such ninety (90) day period, the CEOs may select an independent mediator and subject the dispute to non-binding mediation, which must take place within thirty (30) days of the expiration of such ninety (90) day period. If both CEOs do not consent to non-binding mediation or if the mediation fails to resolve the Event of Default, the Event of Default shall be submitted to binding arbitration to be conducted in accordance with the provisions of SECTION 8.10(b), (c), (d), and (e), the sole purpose of which is to decide whether a default exists and, if so, which Voting Shareholder is in default. The arbitrators will consider all issues currently in dispute between the Voting Shareholders and must certify their ruling in writing to each Voting Shareholder (the date of such certification is referred to herein as the "CERTIFICATION DATE"). If the arbitrators determine and certify that one Voting Shareholder is in default, then such Voting Shareholder shall have thirty
(30) days from the Certification Date to cure the default. If the Event of Default is not cured within such thirty (30) day period, the non-defaulting party may invoke the provisions of SECTION 5.5(b). If the arbitrators cannot resolve which party has caused the Event of Default or determine that both Voting Shareholders have caused the Event of Default and so certify, then either of the Voting Shareholders may invoke the provisions of SECTION 5.4 within thirty (30) days of the Certification Date.

         (b)      Put/Call Option With Penalty.
                  -----------------------------

                  (i) PUT/CALL OPTION WITH PENALTY. If the arbitrators determine that Vitro or any member of the Vitro 100% Group is in default and such default shall not be cured within thirty (30) days of the Certification Date, then Libbey shall have the right to sell to Vitro, and Vitro shall be obligated to purchase from Libbey, all, but not less than all, of Libbey's Joint Venture Interest at forty-nine percent (49%) of the Joint Venture Value (as defined below) multiplied by one hundred twenty percent (120%) (the "PUT OPTION"). If the arbitrators determine that Libbey or any member of the Libbey 100% Group is in default, then Vitro shall have the right to buy from Libbey, and Libbey shall be obligated to sell to Vitro, all, but not less than all, of Libbey's Joint Venture Interest at forty-nine percent (49%) of the Joint Venture Value (as defined below) multiplied by eighty percent (80%) (the "CALL Option"). The Put Option and the Call Option are collectively referred to herein as the "OPTION."

                  (ii) VALUATION OF THE JOINT VENTURE. If the party in default does not cure the Event of Default within thirty (30) days of the Certification Date, the non-defaulting party may request a valuation of the joint venture as a going concern, which will include a valuation of the combined businesses of Vitrocrisa, VC Holding, Newco Finance, and the LLC (collectively, the "JOINT VENTURE"), within thirty (30) days of the expiration of the cure period. Within thirty (30) days of the date of such request, the CEOs will meet, and each CEO will select one investment banker, and the two selected investment bankers will then select a third investment banker, for the purpose of establishing a value for the Joint Venture as a going concern. Upon selection, each of the three investment bankers will independently determine the value for the Joint Venture as a going concern, the average of which will be deemed to be the joint venture value (the "JOINT VENTURE VALUE").

                  (iii) EXERCISING OPTION. The non-defaulting party may exercise the Option by giving the defaulting party written notice of its intent to exercise the Option within thirty (30) days of the date that the Joint Venture Value is determined by the investment bankers.

                  (iv) CLOSING OF OPTION. The closing of the Option will take place at a time and place mutually agreed upon by Libbey and Vitro; provided, however, that in no event will the closing take place more than sixty (60) days from the date of the notice of exercise set forth in SECTION 5.5(b)(iii).

                  (v) INVESTMENT BANKER FEES. Fees and expenses incurred in connection with the determination of the Joint Venture Value, including, without limitation, investment banker fees, will be paid by the party in default as certified by the arbitrators; provided, however, that all such fees and expenses will be paid by the non-defaulting party if the non-defaulting party fails to exercise the Option.

         5.6. DEFINITION OF CHANGE OF CONTROL. In this ARTICLE V, the following words shall bear the following meanings:

         (a) "LIBBEY CHANGE OF CONTROL" shall be deemed to have occurred when
(i) any person or entity, together with any group of controlled companies not in the Libbey 100% Group, acquires beneficial ownership, directly or indirectly, of shares of stock of Libbey entitling such person or entity to exercise more than 50% of the total voting power of all classes of stock of Libbey entitled to vote in elections of directors, or (ii) Libbey sells, leases or otherwise transfers all or substantially all of its assets to any person or entity not in the Libbey 100% Group.

         (b) "VITRO CHANGE OF CONTROL" shall be deemed to have occurred when (i) any person or entity, together with any group of controlled companies not in the Vitro 100% Group, acquires beneficial ownership, directly or indirectly, of shares of stock of Vitro entitling such person or entity to exercise more than 50% of the total voting power of all classes of stock of Vitro entitled to vote in elections of directors, or (ii) Vitro sells, leases or otherwise transfers all or substantially all of its assets to any person or entity not in the Vitro 100% Group.

                                   ARTICLE VI
                                   ----------

                              Deadlock and Impasse
                              --------------------

         6.1. DEADLOCK. A "DEADLOCK EVENT" shall be deemed to occur at such time as a Voting Shareholder (the "NOTIFYING SHAREHOLDER") delivers to the other Voting Shareholder a notification in writing (the "DEADLOCK NOTICE") stating that, in the opinion of the Notifying Shareholder, (a) the other Voting Shareholder's chief executive officer ("CEO") failed to meet with the Notifying Shareholder's CEO to resolve a controversy or claim regarding a business and operational decision customarily exercised by the management of Vitrocrisa within the time limits set forth in SECTION 8.10(a), (b) the other Voting Shareholder has, or the other Voting Shareholder's Members of the Vitrocrisa Board have, deliberately prevented the occurrence of a quorum as set forth in
SECTION 3.1 or SECTION 3.2(e), respectively, or (c) the Voting Shareholders or the Vitrocrisa Board are unable to reach agreement on any of the actions set forth in SECTION 3.1(a), (b), or (c) or SECTION 3.2(d), respectively, and setting out the reasons therefor, and there is no resolution or agreement that has been approved by both Voting Shareholders (which approval may be given or withheld, or made subject to such conditions, as are determined by the Voting Shareholders in their respective sole and absolute discretion) within seven (7) days after delivery of the Deadlock Notice. A Deadlock Event shall be resolved in accordance with the provisions of this ARTICLE VI.

         6.2. RESOLUTION OF DEADLOCK. In the event of a Deadlock Event, either Voting Shareholder may deliver notice of a meeting of the Shareholders (an "EMERGENCY NOTICE") to the other Voting Shareholder, and they shall immediately meet at a time and place mutually agreed upon or, if no time and place is agreeable, at Vitrocrisa's principal place of business at 10:00 a.m. on the fifteenth (15th) day after the date of such Emergency Notice. Notwithstanding anything in this Agreement to the contrary, if either Voting Shareholder does not attend such meeting, either Voting Shareholder may immediately invoke the provisions of SECTION 6.4.

         6.3. DECLARATION OF IMPASSE. If, at the meeting contemplated in SECTION 6.2, the Voting Shareholders are unable to agree on a course of action to address the reason for the meeting, any Voting Shareholder may declare an impasse ("IMPASSE") by giving written notice to the other Voting Shareholder (an "IMPASSE NOTICE"). Within twenty (20) days after receipt of such Impasse

Notice, the CEOs shall meet in a good faith effort to reach accords that will end the Impasse. If a decision is not made by common accord that ends the Impasse within thirty (30) days after the date that the CEOs meet, either Voting Shareholder may declare a final Impasse ("FINAL IMPASSE") by written notice to the other Voting Shareholder. Notwithstanding anything in this Agreement to the contrary, if either CEO refuses to meet with the other CEO, either Voting Shareholder may immediately invoke the provisions of SECTION 6.4.

         6.4. FINAL IMPASSE. Within forty-five (45) days of notice of Final Impasse (or pursuant to the provisions of SECTION 2.3 or of SECTIONS 6.2 or 6.3), either Voting Shareholder (the "OFFERING SHAREHOLDER") may deliver a written Offer to purchase all, but not less than all, of the Joint Venture Interest held by the other Voting Shareholder at a cash Offer Price, fully payable on or before sixty (60) days after notice of the Offer. Within thirty
(30) days after receipt of the Offer, the other Voting Shareholder may notify the Offering Shareholder in writing that it will either (a) sell to the Offering Shareholder all, but not less than all, of its Joint Venture Interest at the Offer Price on or before the sixtieth day after receipt of the Offer or (b) buy from the Offering Shareholder all, but not less than all, of the Offering Shareholder's Joint Venture Interest at the Adjusted Offer Price on or before the sixtieth day after receipt of the Offer. If the other Voting Shareholder fails to notify the Offering Shareholder within the thirty (30) day period that it will (a) sell all of its Joint Venture Interest to the Offering Shareholder at the Offer Price or (b) buy all of the Joint Venture Interest from the Offering Shareholder at the Adjusted Offer Price, then the Offering Shareholder must purchase in cash all, but not less than all, of the other Voting Shareholder's Joint Venture Interest at the Offer Price and the other Voting Shareholder must sell all, but not less than all, of its Joint Venture Interest at the Offer Price, on or before the sixtieth day after notice of the Offer. Upon the purchase or sale of shares pursuant to this SECTION 6.4, this Agreement and the VC Holding Shareholders Agreement shall automatically terminate without further action. Failure by either Voting Shareholder to deliver an Offer within forty-five (45) days of notice of a Final Impasse shall constitute a waiver of each Voting Shareholder's rights under this SECTION 6.4 with respect to the particular Final Impasse.

                                   ARTICLE VII
                                   -----------

                     Annual Operating Budgets for Vitrocrisa
                     ---------------------------------------

         7.1. SUBMISSION OF ANNUAL OPERATING BUDGET. At least forty-five (45) days prior to the end of the calendar year beginning with November 16, 1997, the Managing Director of Vitrocrisa shall prepare a report on Vitrocrisa's working capital requirements and operating budget for the succeeding calendar year, which will substantially contain an estimate or projection of (a) working capital requirements, including a breakout of accounts receivable, inventory, and accounts payable, (b) sources of revenue (by geographic area, ware type, trade areas, or established areas of distribution), (c) the cost of goods sold,
(d) selling, general, and administrative expense detail, (e) interest expense,
(f) an income statement, balance sheet, and statement of cash flows, all on a quarterly basis, (g) funding requirements, capital expenditures, and repairs and maintenance expense, (h) manufacturing objectives, including yield objectives by ware type and planned capacity, (i) distribution objectives, (j) information technology objectives, (k) engineering objectives, (l) sales plan, (m) marketing plan, including marketing programs, (n) finance goals, (o) general administrative goals, and (p) all expenditures proposed to be undertaken by Vitrocrisa for such year (the "PROPOSED BUDGET"). Upon preparation of the Proposed Budget, the Managing Director shall promptly submit the Proposed Budget to the Vitrocrisa Board for consideration.

         7.2. PREPARATION OF THREE-YEAR STRATEGIC PLAN. In addition to the annual preparation of the Proposed Budget, the Managing Director shall prepare a strategic plan for the next succeeding three fiscal years (the "THREE-YEAR STRATEGIC PLAN"), which shall substantially contain the three-year estimates or projections of the following items for Vitrocrisa: (a) working capital requirements, including accounts receivable, inventory, and accounts payable,
(b) sources of revenue (by geographic area, ware type, trade areas, etc.), (c) selling, general, and administrative expense detail, (d) interest income and interest expense, (e) repairs and maintenance expense, (f) capital expenditures,
(g) manufacturing objectives, including yield objectives by ware type and planned capacity, (h) distribution objectives, (i) information technology objective, (j) engineering objectives, (k) sales plan, (l) marketing plan, including marketing programs, (m) finance goals, (n) general administrative goals, and (o) income statement, balance sheet, and statements of cash flow. The Managing Director shall distribute the Three-Year Strategic Plan to the Vitrocrisa Board along with the Proposed Budget.

         7.3. APPROVAL OF ANNUAL OPERATING BUDGET. Promptly after receipt of the Proposed Budget and the Three-Year Strategic Plan, but in any event not less than thirty (30) days prior to the end of the calendar year, the Vitrocrisa Board shall meet to review the Proposed Budget and the Three-Year Strategic Plan. Upon such review, the Vitrocrisa Board will vote on the Proposed Budget and the Three-Year Strategic Plan. If the Proposed Budget is approved by Extraordinary Directors Action, the Proposed Budget shall become Vitrocrisa's operating budget for the next succeeding calendar year. If the Proposed Budget is not approved by Extraordinary Directors Action, the Managing Director will revise the Proposed Budget as soon as possible and resubmit it to the Vitrocrisa Board for consideration by Extraordinary Directors Action. The operating budget for the previous calendar year shall continue to govern the operations of Vitrocrisa (but (a) revised to the extent the parties agree and (b) in any event, adjusted for inflation provided that such adjustment does not affect Libbey's Expected Sales target (as defined in the Distribution Agreement, dated of even date, by and among Vitro, Crisa Corporation, Vitrocrisa, Libbey, and Libbey Glass Inc.)) until such time as a Proposed Budget is approved by the Vitrocrisa Board by Extraordinary Directors Action. If the Three-Year Strategic Plan is approved by Extraordinary Directors Action, the Three-Year Strategic Plan shall become Vitrocrisa's strategic plan for the next succeeding three fiscal years. If the Three-Year Strategic Plan is not approved by Extraordinary Directors Action, the Managing Director will revise the Three-Year Strategic Plan as soon as possible and resubmit it to the Vitrocrisa Board for consideration by Extraordinary Directors Action.

                                  ARTICLE VIII
                                  ------------

                            Miscellaneous Provisions
                            ------------------------

         8.1. GOVERNING LANGUAGE. Notwithstanding the translation of this Agreement or any of its Exhibits into Spanish or any other language, the English language version of this Agreement and any of its Schedules and Exhibits shall be controlling and shall govern in any legal proceeding;

provided, however, that with respect to the Revised Vitrocrisa Estatutos the Spanish language version shall control.

         8.2. NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

         8.3. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties related to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

         8.4. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

         8.5. ASSIGNMENT. No party may assign or otherwise transfer any of its rights or obligations under this Agreement by operation of law or otherwise, without the prior written consent of the other parties, which consent shall not be unreasonably withheld. Any purported or attempted assignment contrary to the terms hereof shall be null and void and of no force or effect.

         8.6. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         8.7. HEADINGS. The article and section headings contained in this Agreement are inserted for convenience only and are not part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

         8.8. NOTICES. All notices, demands, requests, and other communications given hereunder shall be made in writing in English and shall be delivered in person or by courier or overnight delivery service (delivery charge prepaid) or telecopy (provided that the telecopy is confirmed by notice by certified mail, courier, or overnight delivery service). Any notice, demand, request, or other communication shall be effective only if and when it is received by the addressee. For the purposes of the foregoing, the addresses and telecopier numbers of the parties hereto are as follows:

                  If to Libbey or to LGA3, such notices shall be addressed to:

                  Libbey Inc.
                  300 Madison Avenue
                  Toledo, Ohio  43604
                  USA
                  Attn:  General Counsel    Fax No. (419) 325-2585

or to any subsequent address of which Libbey may notify the other parties in writing.

                  If to Vitro, such notices shall be addressed to:

                  Vitro Corporativo, S.A. de C.V.
                  Av. del Roble 660
                  Col. Valle del Campestre
                  Garza Garcia, N.L.
                  Mexico  66225
                  Attn:  Director Juridico Internacional
                      Fax No. (528) 329-1372

or at any subsequent address of which Vitro may notify the other parties in writing.

                  If to Vitrocrisa or VC Holding, such notices shall be addressed to:

                  Vitrocrisa, S.A. de C.V.
                  Doblado 1627 Nte.
                  Col. Terminal
                  Monterrey, N.L.  64580
                  Attn:  Director General   Fax No. (528) 329-3009

or at any subsequent address of which Vitrocrisa may notify the other parties in writing.

Any party hereto may change its address or telecopier number for the purposes hereof by giving notice thereof to the other parties in the manner provided herein.

         8.9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive laws of the United Mexican States.

         8.10.    Dispute Resolution.
                  -------------------

         (a) The parties to this Agreement shall exert good faith efforts to promptly resolve any controversy or claim arising out of or related to this Agreement or the breach thereof within fifteen (15) days of receipt of notice by one party from another party that such a controversy or claim exists. If the parties fail to resolve such controversy or claim within such fifteen (15) day period, they shall, unless otherwise provided in this Agreement, give notice in writing to the CEOs, who will meet within fifteen (15) days of receipt of such notice at a mutually acceptable time and place to attempt to resolve any such controversy or claim. In the event the CEOs fail to meet or to resolve the controversy or claim within such fifteen (15) day period, the controversy or claim (other than business and operational decisions customarily exercised by management in entities similar to Vitrocrisa) shall be settled by arbitration in accordance with the then existing International Arbitration Rules of the American Arbitration Association (hereinafter "AAA"), which shall commence upon one party providing the other parties with a written demand for arbitration (the "DEMAND FOR ARBITRATION").

         (b) The arbitral tribunal shall be composed of three arbitrators, and Libbey and Vitro shall each appoint one arbitrator. If Libbey or Vitro fail to appoint an arbitrator within thirty (30) days after the date the claimant's Demand for Arbitration is communicated to the other parties

(hereinafter the "NOTIFICATION DATE"), the AAA shall make such appointment. The two arbitrators thus appointed shall attempt to agree upon the appointment of a third arbitrator to serve as chairman of the arbitral tribunal. If said two arbitrators fail to agree upon the appointment of such third arbitrator within sixty (60) days after the Notification Date, the AAA shall make such appointment. The place of arbitration shall be Dallas, Texas, United States of America. The arbitral proceeding shall be conducted in the English language.

         (c) To the extent that they may validly so agree, the parties hereby exclude any right of appeal to any court in connection with the arbitral award. Judgment upon the arbitral award may be entered in any court having jurisdiction thereof or having jurisdiction over any party or any party's assets.

         (d) The validity of this SECTION 8.10 shall be governed by the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards or the Inter-American Convention on International Commercial Arbitration, to which Mexico and the United States of America have adhered.

         (e) All costs of arbitration and enforcement thereof, including reasonable attorneys' fees and court costs, costs of expert witnesses, transportation, lodging, and meal costs of the parties and witnesses, costs of transcript preparation, and other reasonable and necessary direct and incidental costs shall be apportioned to one or more of the parties by a majority of the arbitrators as they deem appropriate. In the event any party to this Agreement commences legal proceedings to enforce the arbitral award, the expense of such litigation (including reasonable attorneys' fees and costs of court) shall be borne by the party or parties not prevailing therein.

         (f) This SECTION 8.10 will not apply to any matter that is to be resolved pursuant to ARTICLE V or pursuant to ARTICLE VI.

         8.11     CONFIDENTIALITY.
                  ----------------

                  8.11.1. Each Shareholder shall use best efforts to maintain in confidence and protect the confidentiality of all Confidential Information and shall not disclose any Confidential Information to any third party not affiliated with a Shareholder without the prior written consent of the other Shareholder, provided that each Shareholder shall be entitled to use the Confidential Information for any and all lawful purposes relating to its business, operations and activities, including the financing and auditing thereof. For purposes of this Agreement "Confidential Information" shall mean all confidential or proprietary information of Vitrocrisa relating to its business or operations or of a Shareholder which is provided for or in connection with the business or operations of Vitrocrisa, which is provided to a Shareholder or any of their respective Representatives (as defined below) by Vitrocrisa or by any other Shareholder or any of its Representatives and identified as confidential or proprietary as required by Section 8.11.6; provided, however, that the term shall not include (i) information known to the recipient prior to receipt thereof from the other Shareholder or from Vitrocrisa in connection with this Agreement, (ii) information which, at the time of disclosure hereunder, is already in the public domain, (iii) information which, after disclosure hereunder, becomes part of the public domain by publication or otherwise through no fault of the recipient, (iv) information obtained by a recipient from a third party (not Affiliated with a Shareholder) in lawful possession of such information which is not under a confidentiality obligation to the Person (as defined below) from whom such information originated or (v) information that is independently developed without the benefit of the Confidential Information.

                  8.11.2. Notwithstanding the provisions of Section 8.11.1, each Shareholder may disclose Confidential Information to its or its Affiliates' respective Representatives, provided that (a) such Representative has a need to receive such Confidential Information to perform its duties, (b) the disclosing Shareholder advises such Representative of the confidential nature of the disclosed Confidential Information, and (c) the disclosing Shareholder uses all reasonable efforts to cause such Representative to protect and maintain the confidentiality of the disclosed Confidential Information as provided herein.

                  8.11.3. Notwithstanding the provisions of Section 8.11.1, each Shareholder may disclose Confidential Information (i) in connection with reports of earnings of a Shareholder, (ii) to the extent, in the opinion of such Shareholder's legal counsel, required by the laws applicable to such Shareholder, including without limitation, all securities laws, or (iii) in cases involving dispute resolution under the procedures set forth in 8.10.

                  8.11.4 For purposes of this Section 8.11, the following terms shall have the meanings given them below:

"Representatives" shall mean, with respect to any Person, such Person's owners, stockholders, partners, directors, officers, employees, agents, consultants, advisors (including, without limitation, auditors, engineers, financial analysts, financial managers and attorneys), and lenders;

"Person" shall mean any natural person, any corporation, partnership, limited liability company, trust or other entity, and any governmental or judicial authority, body or entity;

"Affiliate" shall mean, with respect to any Person, the following: (i) any other Person that directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person that is controlled by or is under common control with such Person, or (iii) any subsidiary of such Person.

                  8.11.5. The obligations of the Shareholders under this Section
8.11 shall survive the expiration or termination of this Agreement to the maximum extent permitted by applicable law.

                  8.11.6. To be Confidential Information, all information disclosed in tangible form shall be conspicuously marked confidential or proprietary at the time of initial disclosure to the recipient and information conveyed orally shall be identified as confidential or proprietary at the time of initial disclosure to the recipient and summarized in writing, conspicuously marked confidential or proprietary and given to the recipient within thirty days after the initial disclosure. Information not so identified will not be deemed to be Confidential Information.

                  8.11.7 In the event any Shareholder is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or similar process), in connection with any proceeding, to disclose any Confidential Information, the Shareholder that is requested or required will give Vitrocrisa and the other Shareholder written notice of such request or requirement so that the Shareholder receiving the notice or Vitrocrisa may seek an appropriate protective order or other remedy. In the event such protective order or other remedy is not obtained in a timely manner, the Shareholder to whom such request or requirement is directed will furnish only that portion of the Confidential Information that, in the opinion of counsel to such Shareholder, is legally required to be disclosed and, upon the request of the other Shareholder or Vitrocrisa, use its best efforts to obtain assurances that confidential treatment will be accorded to such information.

         8.12. AMENDMENTS AND WAIVERS. This Agreement may be amended, modified, superseded, or canceled and any of its terms, covenants, representations, warranties, undertakings, or conditions may be waived only by an instrument in writing signed by (or by some person duly authorized by) all of the parties hereto or, in the case of a waiver, by the party waiving compliance.

         8.13. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         8.14. EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         8.15. PRESS RELEASES AND ANNOUNCEMENTS. No party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other parties hereto; provided, however, that any party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing party will advise the other party prior to making the disclosure).

         8.16. NO VIOLATION OF LAW. This Agreement shall not be construed to require either party to be compelled, and no party will compel Vitrocrisa, to do any act or remain in any situation in violation of any law of a governmental authority applicable to such party.

         8.17. VITRO UNDERTAKING. Vitro agrees to do such things and take such actions so as to enable VC Holding and Vitrocrisa to fulfill its obligations under this Agreement.

         8.18. LIBBEY UNDERTAKING. Libbey agrees to do such things and take such actions so as to enable LGA3, VC Holding, and Vitrocrisa to fulfill its obligations under this Agreement.

             [The remainder of this page intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


                                  LIBBEY INC.,
                                  a Delaware corporation


                                  By: /s/ A. H. Smith
                                     ---------------------------------------
                                  Name:A. H. Smith
                                  ------------------------------------------
                                  Title:  Vice President
                                         -----------------------------------

                                  LGA3 CORP.,
                                  a Delaware corporation


                                  By: /s/ A. H. Smith
                                     ---------------------------------------
                                  Name:A. H. Smith
                                  ------------------------------------------
                                  Title:  Vice President
                                         -----------------------------------


                                  VITRO, S.A., a sociedad anonima organized under the laws of the United Mexican States

                                  By: /s/ Claudio Del Ville
                                     --------------------------------------
                                  Name: Claudio Del Ville
                                       ------------------------------------
                                  Title: Attorney in Fact
                                        -----------------------------------

                                  VITROCRISA HOLDING, S.A. DE C.V., a sociedad anonima with variable capital organized under the laws of the United Mexican States


                                  By: /s/ Roberto B. Rubio
                                     --------------------------------------
                                  Name: Roberto B. Rubio
                                       ------------------------------------
                                  Title: Director General
                                        -----------------------------------


                                  VITROCRISA, S.A. DE C.V.,
                                  a sociedad anonima with variable capital organized under the laws of the United Mexican States


                                  By: /s/ Roberto B. Rubio
                                     --------------------------------------
                                  Name: Roberto B. Rubio
                                       ------------------------------------
                                  Title: Director General
                                        -----------------------------------